                                                                   EXHIBIT 23.8

                              CONSENT OF KPMG LLP


The Boards of Directors
Ticketmaster Group, Inc.:
USA Networks, Inc.:


We consent to the incorporation by reference in the registration statement of USA Networks, Inc. on Form S-4 of our report dated March 12, 1997, with respect to the consolidated financial statements of Ticketmaster Group, Inc. as of January 31, 1997 and for each of the years in the two year period then ended, which report appears in the Annual Report (Form 10-K) of Ticketmaster Group, Inc. for the year ended January 31, 1998, incorporated by reference in USA Networks, Inc.'s Registration Statement on Form S-4 dated May 19, 1998, and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/ KPMG LLP

Los Angeles, California
April 6, 1999